Exhibit 16.1

July 26, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Commissioners:

We have read the statements made by BIO-key International, Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated July 26, 2022 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/   ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey